Exhibit 99.1

Codexis Reports Second Quarter 2012 Results

— Conference call today at 4:30 pm ET —

REDWOOD CITY, Calif. – August 9, 2012 – Codexis, Inc. (NASDAQ: CDXS), a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals, and pharmaceuticals, today announced financial results for the second quarter ended June 30, 2012.

“The remainder of 2012 is an important transition period for Codexis,” said John Nicols, President and CEO of Codexis. “We are driving Codexis into a new phase of commercial execution, imparting an efficient, profit-driven culture throughout the organization. We are deploying our unique technology platform to advance our position in pharmaceuticals and to deliver against significant opportunities in fuels and chemicals.”

Second Quarter Financial Highlights:

Revenue and Gross Profit: For the second quarter of 2012, the company reported revenues of $22.9 million, a 12% decrease from $26.1 million in the second quarter of 2011. Product revenue in the second quarter of 2012 was $6.8 million, a 19% decrease from $8.4 million in the prior year quarter, due to the timing of pharmaceutical product orders. Product gross profit in the second quarter was $1.0 million, down from $1.3 million in the prior year quarter primarily due to lower product sales. Product gross margin in the second quarter was 14%, compared to 15% in the prior year quarter due to a higher percentage of generic products sales in the second quarter of 2012. Collaborative research and development revenue of $15.9 million decreased 9% from $17.4 million in the second quarter of 2011, a result of R&D funding reductions in our fuels and carbon capture programs that were taken in the second half of 2011.

Operating Expenses: Research and development expenses in the second quarter of 2012 were $15.7 million, an increase of 5% from $15.0 million for the second quarter of 2011. The increase was primarily due to headcount additions made in the second half of 2011 for the development of CodeXol™ Detergent Alcohol. Selling, general and administrative expenses in the second quarter of 2012 were $6.8 million, a decrease of 27% compared to $9.3 million in the same period of 2011. The decrease was primarily due to reductions in headcount and other discretionary expenses during the second quarter of 2012. Sequential reductions in total operating expenses of 13% for the second quarter of 2012 compared to the first quarter helped to improve our sequential quarterly net income result by $3.3 million.

Net Loss: Net loss was ($5.5) million, or ($0.15) per share, based on 36.3 million weighted average common shares outstanding in the second quarter of 2012. This compares to a net loss of ($5.0) million or ($0.14) per share during the second quarter of 2011.

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Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA was ($0.4) million in the second quarter of 2012 compared to $0.1 million for the second quarter of 2011. Adjusted EBITDA is calculated by adjusting net loss for net interest expense, income taxes, depreciation, amortization, and stock-based compensation. A reconciliation of net loss to Adjusted EBITDA is presented below.

Cash: Cash, cash equivalents, and marketable securities at June 30, 2012 were $57.4 million, a $4.7 million decrease compared to $62.2 million at March 31, 2012. The company used $3.9 million in cash from operations in the second quarter of 2012.

Outlook

Codexis’ statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

Codexis is adjusting its revenue forecast for the full year 2012 and now expects a decline in total revenues relative to its full year 2011 total revenues of $124 million. The company also now expects 2012 Adjusted EBITDA to be negative and anticipates its year-end cash, cash equivalents, and marketable securities, excluding any special items, to be approximately $50 million.

“Given the recently announced Exclusive Negotiation Agreement we entered into with Shell, we are expecting and are planning for Shell to deliver notice of a reduction in funding under our collaborative agreement by 48 FTEs effective September 1,” said Mr. Nicols. “In addition, although we have not received any formal notice from Shell, we do not currently expect any continued Shell FTE funding after October 31. In pharmaceutical products, we are revising our forecast to account for a shift in timing of orders for certain on-patent products. As a result, we now forecast total product sales in line with last year’s result of $49 million.”

“Despite these near term challenges, Codexis remains encouraged and enthusiastic about monetizing its technology going forward. For example, for second generation ethanol, we continue to make progress developing our competitively advantaged enzyme package, as well as securing the right to market these enzymes to other fuel companies outside of Shell,” Nicols added.

Conference Call

Codexis will hold a conference call on Thursday, August 9, 2012, at 4:30 p.m. Eastern Time. The conference call dial-in numbers are US: 866-788-0541 or International: 857-350-1679, access code 54501345. A live webcast of the call will also be available from the Investors section of www.codexis.com. A recording of the call will be available by calling US: 888-286-8010 or International: 617-801-6888, access code 23138971 beginning approximately two hours after the call, and will be available for up to seven days. A webcast replay will also be available from the Investors section of www.codexis.com approximately two hours after the call, and will be available for up to 30 days.

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About Codexis, Inc.

Codexis, Inc. is a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals, and pharmaceuticals. Codexis’ product lines include CodeXyme™ Cellulase Enzymes and CodeXol™ Detergent Alcohol. Partners and customers include global leaders such as Shell, Merck and Pfizer. For more information, see www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ forecast for 2012 revenue, Adjusted EBITDA, total cash burn and total pharmaceutical product sales; Codexis’ ability to advance its position in pharmaceuticals and to deliver against opportunities in fuels and chemicals; Codexis’ ability to monetize its technology; Codexis’ ability to develop its enzyme package for second generation ethanol; Codexis’ ability to obtain the right to market its enzymes in the biofuels field to parties other than Shell; and Codexis’ expectation that Shell will notify it of a reduction in funding of FTEs under Codexis’ collaboration with Shell effective September 1, 2012 and discontinue FTE funding after October 31, 2012. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to expand its business, Codexis’ dependence on its collaborators, Codexis’ heavy dependence on its collaborative research agreement with Shell and the risks that Shell may provide notice of a reduction in funding of FTEs under that agreement and that Codexis’ collaboration with Shell may not be extended beyond October 31, 2012; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; various challenges to the feasibility of the production and commercialization of biofuels and bio-based chemicals derived from cellulose and Codexis’ limited experience manufacturing and selling cellulase enzymes; and the risk that Codexis may not be able to obtain from Shell the right to market Codexis’ enzymes in the biofuels field to parties other than Shell. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q for the period ended June 30, 2012 filed with the Securities and Exchange Commission on August 9, 2012, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ending June 30,			Six Months Ending June 30,
	2012	2011	% change	2012	2011	% change
Revenues:
Product	$6,783	$8,397	-19%	$21,949	$21,329	3%
Collaborative research and development	15,868	17,385	-9%	30,480	34,871	-13%
Government awards	258	273	-5%	1,616	889	82%

Total revenues	22,909	26,055	-12%	54,045	57,089	-5%

Costs and operating expenses:
Cost of product revenues	5,829	7,106	-18%	18,471	18,756	-2%
Gross margin $	954	1,291	-26%	3,478	2,573	35%
Gross margin %	14%	15%		16%	12%
Research and development	15,650	14,965	5%	31,999	28,715	11%
Selling, general and administrative	6,789	9,276	-27%	16,184	18,289	-12%

Total costs and operating expenses	28,268	31,347	-10%	66,654	65,760	1%

Loss from operations	(5,359)	(5,292)	1%	(12,609)	(8,671)	45%
Interest income	74	71	4%	149	120	24%
Interest expense and other, net	(157)	16	nm	(275)	34	nm

Loss before provision (benefit) for income taxes	(5,442)	(5,205)	5%	(12,735)	(8,517)	50%
Provision (benefit) for income taxes	77	(165)	nm	274	(6)	nm

Net loss	$(5,519)	$(5,040)	10%	$(13,009)	$(8,511)	53%

Net loss per share of common stock,basic and diluted	$(0.15)	$(0.14)		$(0.36)	$(0.24)

Weighted average common shares used in computing net loss per share of common stock, basic and diluted	36,296	35,685		36,177	35,402

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$16,693	$25,762
Marketable securities	34,671	27,720
Accounts receivable, net	8,124	18,917
Inventories	4,201	4,488
Prepaid expenses and other current assets	5,144	2,345

Total current assets	68,833	79,232
Restricted cash	1,511	1,511
Non-current marketable securities	6,062	10,348
Property and equipment, net	22,073	24,176
Intangible assets, net	14,636	16,442
Goodwill	3,241	3,241
Other non-current assets	1,316	972

Total assets	$117,672	$135,922

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,313	$10,364
Accrued compensation	4,189	6,785
Other accrued liabilities	7,496	7,354
Deferred revenues	3,647	3,789

Total current liabilities	19,645	28,292
Deferred revenues, net of current portion	1,393	1,485
Other long-term liabilities	4,126	3,455

Total liabilities	25,164	33,232
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	291,090	287,792
Accumulated other comprehensive loss	(878)	(407)
Accumulated deficit	(197,708)	(184,699)

Total stockholders’ equity	92,508	102,690

Total liabilities and stockholders’ equity	$117,672	$135,922

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Codexis, Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(In Thousands)

	Six Months Ending June 30,
	2012	2011
Operating activities:
Net loss	$(13,009)	$(8,511)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	1,806	1,858
Depreciation and amortization of property and equipment	4,544	3,760
Loss on disposal of property and equipment	109	59
Gain from extinguishment of asset retirement obligation	—	(124)
Stock-based compensation	3,077	4,856
Accretion of asset retirement obligation	15	29
Amortization of premium on marketable securities	377	51
Changes in operating assets and liabilities:
Accounts receivable	10,793	4,027
Inventories	287	(1,370)
Prepaid expenses and other current assets	(2,799)	(735)
Other assets	(409)	(13)
Accounts payable	(6,051)	(1,493)
Accrued compensation	(2,596)	(3,088)
Other accrued liabilities	798	2,554
Deferred revenues	(234)	(2,203)

Net cash used in operating activities	(3,292)	(343)

Investing activities:
Increase in restricted cash	—	(46)
Purchase of property and equipment	(2,551)	(4,187)
Purchase of marketable securities	(19,141)	(38,152)
Proceeds from sale of marketable securities	10,500	—
Proceeds from maturities of marketable securities	4,964	—

Net cash used in investing activities	(6,228)	(42,385)

Financing activities:
Proceeds from exercises of stock options	287	2,390

Net cash provided by financing activities	287	2,390

Effect of exchange rate changes on cash and cash equivalents	164	24

Net increase in cash and cash equivalents	(9,069)	(40,314)
Cash and cash equivalents:
Beginning of the period	25,762	72,396

End of the period	16,693	32,082
Marketable securities at the end of period	40,733	40,362

Cash, cash equivalents and marketable securities	$57,426	$72,444

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Reconciliation of GAAP to Non-GAAP Financial Information

In this press release, in addition to GAAP financial results, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA to evaluate the effectiveness of our business strategies.

A reconciliation of GAAP net loss to Adjusted EBITDA is included in the table below.

Codexis, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(Unaudited)

(In Thousands)

	Three Months Ending		Six Months Ending
	June 30,		June 30,
Calculation of Adjusted EBITDA	2012	2011	2012	2011
Net loss	$(5,519)	$(5,040)	$(13,009)	$(8,511)
Adjustments:
Minus: Interest income	(74)	(71)	(149)	(120)
Plus: Income taxes	77	(165)	274	(6)
Plus: Depreciation and amortization	3,231	2,794	6,350	5,618
Plus: Stock-based compensation	1,908	2,549	3,077	4,835

Adjusted EBITDA	$(377)	$67	$(3,457)	$1,816

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•

Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

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Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Tel: 650-421-8100

www.codexis.com

Contacts

Investors: 212-362-1200, ir@codexis.com

Media: Kelly McAlearney, 415-503-4073, media@codexis.com

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